Exhibit 7.02

AMENDMENT NO. 1

TO THE

INVESTMENT AGREEMENT

This Amendment No. 1, dated as of June 10, 2008 (this “Amendment”), among MF Global Ltd., a Bermuda exempted company (the “Company”), and J.C. Flowers II L.P. (the “Investor”), amends the Investment Agreement (the “Investment Agreement”), dated as of May 20, 2008, between the Company and the Investor. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Investment Agreement.

WHEREAS, Section 5.3 of the Investment Agreement permits the Investment Agreement to be amended by a written agreement executed by the Company and the Investor; and

WHEREAS, the Company and the Investor desire to amend the Investment Agreement to reflect certain agreements reached between them.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Amendment and the Investment Agreement, the parties hereto hereby agree as follows:

1. Amendment and Restatement of Recital B. Recital B of the Investment Agreement is hereby amended and restated to read in its entirety as follows:

“B. The Issuances. The Company currently intends (i) to issue and sell an amount of a series of its preference shares having the designation, powers, preferences and rights set forth in a certificate of designations in the form attached as Annex B (the “Certificate of Designations” and such series of preference shares, the “Series A Shares”) or other securities in one or more private placements and/or public offerings and (ii) to issue and sell to the Investor, and the Investor intends to purchase from the Company, a number (the “Actual Number”) of Series A Shares equal to (x) the maximum number of Series A Shares specified in Annex A (the “Maximum Number”) minus (y) such number of Series A Shares, if any, plus such number of other securities, if any, as may be issued and sold in any offerings of the kind referenced in clause (i) above; provided that the Actual Number shall not be less than the minimum number specified in Annex A (the “Minimum Number”) and provided, further, that the number of any securities other than Series A Shares shall be calculated for this purpose by dividing the aggregate purchase price of such securities sold by the Company by $100. For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement, the Registration Agreement (as hereinafter defined) and the Certificate of Designations, in each case as amended, modified or supplemented from time to time in accordance with their respective terms.”

2. Amendment and Restatement of Section 1.1. Section 1.1 (Other Offerings) of the Investment Agreement is hereby amended and restated to read in its entirety as follows:

“1.1 Other Offerings. The Company has the right to issue and sell Series A Shares or other securities in one or more private placements and/or public offerings from time to time and at any time after the date hereof but before the Closing Date on such terms and conditions as it shall determine in its sole discretion (each such transaction, an “Offering”); provided that the terms and conditions of any Offering taken as a whole shall not be more favorable to the purchasers than those relating to the Purchase (as defined below) and the aggregate number of Series A Shares issued in such Offerings and the Purchased Securities shall not be greater than 7,500,000. In addition, each Offering, other than an Offering of Series A Shares, shall be subject to Section 3.11 as applicable.”

3. Amendment of Section 1.3(e)(iv). Section 1.3(e)(iv) of the Investment Agreement is hereby amended by adding to the end of Section 1.3(e)(iv) the following:

“It is understood and agreed that the Company may engage in one or more of the transactions referenced in this Section 1.3(e)(iv), and that the Company shall not be deemed to be in breach of its representations, warranties or agreements set forth in Sections 2.2(b), (i) or (j) or Section 3.9, as of the Closing or any other time, by reason of engaging or proposing to engage in any such transactions, including by reason of the authorization or issuance of any additional equity or other securities, the incurrence of any indebtedness or the execution and delivery of any agreements in connection therewith that are not specifically referenced in those Sections or in the Schedules to this Agreement.”

4. Amendment and Restatement of Section 3.9. Section 3.9 (Conduct of Business) of the Investment Agreement is hereby amended and restated to read in its entirety as follows:

“3.9 Conduct of Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.2 (the “Pre-Closing Period”), unless the Investor shall otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such subsidiaries’ business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships; provided that nothing in this sentence shall limit or require any actions that the board of directors of the Company may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Regulatory Entity. During the Pre-Closing Period, (i) the Company shall not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company, (ii) the Company shall not declare or pay any dividend or distribution on the Common Stock and (iii) if the Company takes any action that would require any antidilution adjustment to be made under the Certificate of Designations as if issued on the date of this Agreement, the Company shall make appropriate adjustments such that the Investor will receive the benefit of such transaction as if the Purchased Securities had been outstanding as of the date of such action. It is understood and agreed that this Section 3.9 does not limit or otherwise apply to any financing referenced in Section 1.3(e)(iv), including any such financing in the form of a rights offering.”

5. Investment Agreement in Effect. Except as hereby amended, the Investment Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Investment Agreement, the provisions of this Amendment shall control.

6. References. All references to “Agreement” or “Investment Agreement” contained in the Investment Agreement shall be deemed to be references to the Investment Agreement, as amended by this Amendment.

7. Incorporation. Article V of Investment Agreement is hereby incorporated by reference into this Amendment as if set forth in its entirety herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MF GLOBAL LTD.

By:	/s/ Jacqueline Giammarco
Name: Jacqueline Giammarco
Title: Assistant General Counsel

J.C. FLOWERS II L.P.

By:	JCF Associates II L.P., its General Partner

By:	JCF Associates II Ltd., its General Partner

By:	/s/ David Schamis
Name: David Schamis
Title: Managing Director